Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (“Registration Statement”) of our report dated December 27, 2012, relating to the financial statements and financial highlights of Focused Small-Cap Value Portfolio and SunAmerica Strategic Value Portfolio (two of the Portfolios within SunAmerica Series, Inc.), which appears in the October 31, 2012 Annual Report to Shareholders of SunAmerica Series, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Other Service Providers” and “Representations and Warranties” in such Registration Statement.

Houston, Texas

April 15, 2013